Exhibit 10.5

SELECTIS HEALTH, INC.

DOCUMENT RETENTION POLICY

The corporate records of Selectis Health, Inc., a Delaware corporation (hereafter the “Company”) are important assets. Corporate records include essentially all records you produce as an employee, whether paper or electronic. A record may be as obvious as a memorandum, an e-mail, a contract or a case study, or something not as obvious, such as a computerized desk calendar, an appointment book or an expense record.

The law requires the Company to maintain certain types of corporate records, usually for a specified period of time. Failure to retain those records for those minimum periods could subject you and the Company to penalties and fines, cause the loss of rights, obstruct justice, spoil potential evidence in a lawsuit, place the Company in contempt of court, or seriously disadvantage the company in litigation.

The Company expects all employees to fully comply with any published records retention or destruction policies and schedule, provided that all employees should note the following general exceptions to any stated destruction schedule: If you believe, or the Company informs you, that Company records are relevant to litigation, or potential litigation (i.e., a dispute that could result in litigation), then you must preserve those records until the Chairman of the Board determines the records are no longer needed. That exception supersedes any previously or subsequently established destruction schedule for those records. If you believe that exception may apply, or have any question regarding the possible applicability of that exception, please contact the Chairman of the Board.

From time to time the Company establishes retention or destruction policies or schedules for specific categories of records in order to ensure legal compliance, and also to accomplish other objectives, such as preserving intellectual property and cost management. Several categories of documents that bear special consideration are identified below. While minimum retention periods are suggested, the retention of the documents identified below and of documents not included in the identified categories should be determined primarily by the application of the general guidelines affecting document retention identified above, as well as any other pertinent factors.

(a) Tax Records. Tax records include, but may not be limited to, documents concerning payroll, expenses, proof of deductions, business costs, accounting procedures, and other documents concerning the Company’s revenues. Tax records should be retained for at least six years from the date of filing the applicable return.

(b) Employment Records/Personnel Records. State and federal statutes require the Company to keep certain recruitment, employment and personnel information. The Company should also keep personnel files that reflect performance reviews and any complaints brought against the Company or individual employees under applicable state and federal statutes. The Company should also keep all final memoranda and correspondence reflecting performance reviews and actions taken by or against personnel in the employee’s personnel file. Employment and personnel records should be retained for six years.

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(c) Board and Board Committee Materials. Meeting minutes should be retained in perpetuity in the Company’s minute book. A clean copy of all Board and Board Committee materials should be kept for no less than three years by the Company.

(d) Press Releases/Public Filings. The Company should retain permanent copies of all press releases and publicly filed documents under the theory that the Company should have its own copy to test the accuracy of any document a member of the public can theoretically produce against the Company.

(e) Legal Files. Legal counsel should be consulted to determine the retention period of particular documents, but legal documents should generally be maintained for a period of ten years.

(f) Marketing and Sales Documents. The Company should keep final copies of marketing and sales documents for the same period of time it keeps other corporate files, generally three years.

An exception to the three-year policy may be sales invoices, contracts, leases, licenses and other legal documentation. These documents should be kept for at least three years beyond the life of the agreement.

(g) Development/Intellectual Property and Trade Secrets. Development documents are often subject to intellectual property protection in their final form (e.g., patents and copyrights). The documents detailing the development process are often also of value to the Company and are protected as a trade secret where the Company:

(i)	derives independent economic value from the secrecy of the information; and

(ii)	the Company has taken affirmative steps to keep the information confidential.

The Company should keep all documents designated as containing trade secret information for at least the life of the trade secret.

(h) Contracts. Final, execution copies of all contracts entered into by the Company should be retained. The Company should retain copies of the final contracts for at least three years beyond the life of the agreement, and longer in the case of publicly filed contracts.

(i) Electronic Mail. E-mail that needs to be saved should be either:

(i)	printed in hard copy and kept in the appropriate file; or

(ii)	downloaded to a computer file and kept electronically or on desk as a separate file.

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The retention period depends upon the subject matter of the e-mail, as covered elsewhere in this policy.

Failure to comply with this Document Retention Policy may result in punitive action against the employee, including suspension or termination. Questions about this policy should be referred to the Chairman of the Board, who is in charge of administering, enforcing and updating this policy.

READ, UNDERSTOOD AND AGREED:

Employee’s Signature

Date

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